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Pricing Supplement No. 8                       Filing under Rule 424(b)(3)
Dated July 10, 1997                            Registration File No. 333-12179
(To Prospectus dated September 30, 1996 and    and No. 33-57659
Prospectus Supplement dated November 15, 1996)


                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A

Principal amount: $20,000,000                    Floating Rate Notes: N/A
Interest Rate (if fixed rate): 6.64%             Interest rate basis: N/A
Stated Maturity: July 15, 2026                   Paper Rate
Specified Currency: U.S. $                           Prime Rate
Applicable Exchange Rate (if any):                   LIBOR
     U.S. $1.00 = N/A                                Treasury Rate
Issue price (as a percentage of                  CD Rate
     principal amount): 100%                         Federal Funds Rate
Selling Agent's commission (%): 0.60%                Other
Purchasing Agent's discount or                   Index Maturity: N/A
     commission (%): N/A                         Spread: N/A
Net proceeds to the Company (%): 99.40%          Spread Multiplier: N/A
Settlement date (original issue date):           Maximum Rate: N/A
     July 15, 1997                               Minimum Rate: N/A
Redemption Commencement Date (if any):           Initial Interest Rate: N/A
     N/A                                         Interest Reset Date(s): N/A
Interest Determination Date(s): N/A              Optional Repayment Date:
Calculation Date(s): N/A                             7/15/04
Interest Payment Date(s): 3/15, 9/15             Cusip #948 74R AY 2
Regular Record Date(s): 3/1, 9/1


        Redemption prices (if any): The Redemption Price shall initially
be     N/A      % of the principal amount of such Notes to be redeemed.

        If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

        Additional terms: N/A

        As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $106,000,000.

        "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION